Exhibit 99.1

FINAL

Jazz Pharmaceuticals to Acquire Actio Biosciences, Expanding Rare Epilepsy Portfolio

Adds ABS-1230, a clinical-stage, potential first-in-class precision therapy for KCNT1+ epilepsy

Leverages Jazz development expertise and commercial strength in rare and severe epilepsies

Transaction includes $820 million upfront payment

DUBLIN and SAN DIEGO, August 10, 2026 – Jazz Pharmaceuticals plc (Nasdaq: JAZZ) and Actio Biosciences, Inc. (Actio Biosciences) today announced the companies have entered into a definitive agreement for Jazz to acquire privately-held Actio Biosciences for $820 million upfront and up to $500 million in contingent consideration.

Actio Biosciences’ lead clinical asset is ABS-1230, a novel, first-in-class small molecule precision therapy KCNT1 ion channel inhibitor. KCNT1+ epilepsy is a rare genetic developmental and epileptic encephalopathy (DEE) affecting approximately 2,500 patients in the United States. Patients suffering from KCNT1+ epilepsy typically endure a profound seizure burden, with most experiencing dozens to hundreds of episodes daily that remain highly resistant to antiseizure medications. Approximately 80% of individuals with KCNT1+ epilepsy experience disease onset during infancy; many of these children never achieve fundamental developmental milestones, such as walking or speaking, and tragically, some do not survive into adulthood. For those with later-onset disease, the condition typically manifests as disruptive nocturnal seizures, often accompanied by significant cognitive and psychiatric comorbidities.

There are currently no U.S. Food and Drug Administration (FDA) approved therapies for KCNT1+ epilepsy. ABS-1230 recently demonstrated meaningful seizure reductions in an early clinical proof-of-concept trial in children with KCNT1 epilepsy. The ongoing Phase 1b/2a KYRON trial is designed to serve as the registrational study to support a new drug application submission in the U.S. In addition to having FDA Fast Track, Rare Pediatric Disease and Orphan Drug Product designations, ABS-1230 was accepted into the FDA’s new Rare Disease Evidence Principles (RDEP) program which aims to facilitate rapid development of ultra-rare disease therapies.

“The acquisition of ABS-1230 represents a highly strategic expansion of our rare epilepsy portfolio, building upon the global success of Epidiolex and deepening our leadership in rare and severe epilepsies,” said Renee Gala, president and chief executive officer, Jazz Pharmaceuticals. “The emerging clinical profile of ABS-1230 is highly encouraging, and we look forward to closing the proposed transaction and collaborating with our new Actio Biosciences colleagues to address an urgent patient need. Together, we are committed to working alongside the epilepsy patient community and regulators to bring this important medicine to children and families, who currently have no treatment options for a devastating disease.”

“We chose to partner with Jazz because they combine a purpose-led culture with a world-class development engine and the commercial scale to ensure ABS-1230 is brought to patients as quickly and efficiently as possible,” said David Goldstein, Ph.D., chief executive officer, Actio Biosciences. “We started Actio with one goal in mind: to bring meaningful therapies to those who need them most. Guided by our expertise in genetics, we set out to leverage a deep understanding of disease biology to develop highly effective targeted therapies for rare diseases with high unmet need. ABS-1230 is that vision personified, and we are thrilled to partner with Jazz on the next leg of the journey to bring this important medicine to patients.”

Key Highlights

•	Strengthens Jazz’s leadership in rare epilepsy. Builds on durable Epidiolex franchise and growing epilepsy pipeline.

FINAL

•	Meaningful early clinical data support developing ABS-1230 for KCNT1+ epilepsy, an ultra-rare disease with no approved therapies.

•	ABS-1230 has been accepted into FDA’s RDEP program, which accelerates ultra-rare disease development.

•	Opportunity for development of ABS-1230 for additional genetic epilepsy indications.

Transaction Terms

Under the terms of the merger agreement, Actio Biosciences shareholders will receive an $820 million upfront payment and up to $500 million in potential approval and sales milestones. As part of the transaction, and concurrently with closing, Actio Biosciences will spin out a new privately-held entity with certain management, employees and assets (not including ABS-1230 which remains with Actio Biosciences and is being acquired by Jazz). The new, independent private company will be funded by existing investors, with Jazz receiving a minority stake and certain related rights. The focus of the new company will be on genetic rare neurological diseases, which will include a clinical-stage small molecule TRPV4 inhibitor, ABS-0871, for Charcot-Marie-Tooth type 2C and other early-stage programs. With the focus on rare disease, this investment in the new entity represents a strong strategic fit for Jazz’s long-term strategy.

The transaction has been unanimously approved by the boards of both companies and is expected to close by the fourth quarter of 2026, subject to customary closing conditions. Jazz will fund the transaction through a combination of cash on hand and drawing on existing financing facilities.

Closing Conditions

The transaction is subject to customary closing conditions.

Advisors

Moelis & Company LLC is serving as financial advisor to Jazz Pharmaceuticals, and Hogan Lovells Cadwalader US LLP is serving as legal advisor.

J.P. Morgan Securities LLC and Centerview Partners LLC are serving as financial advisors to Actio Biosciences, and Cooley LLP is serving as legal advisor.

About ABS-1230

ABS-1230 is designed to be a potent and selective orally available small molecule KCNT1 inhibitor for the treatment of KCNT1-related epilepsy. In preclinical studies, ABS-1230 inhibited KCNT1 across all evaluable pathogenic mutations, indicating potential to treat all patients with KCNT1-related epilepsy. In an early clinical proof-of-concept trial, children with KCNT1-related epilepsy who received ABS-1230 experienced meaningful seizure reductions. ABS-1230 has the potential to provide patients with the convenience of an oral therapy. ABS-1230 has FDA Fast Track, Rare Pediatric Disease and Orphan Drug Product designations and has been accepted into the Rare Disease Evidence Principles process.

About KCNT1-related Epilepsy

KCNT1-related epilepsy is a rare and often fatal pediatric epileptic encephalopathy. Patients with KCNT1-related epilepsy experience frequent treatment-resistant seizures that typically begin in early infancy and are accompanied by profound developmental delays and neurological impairments. Those with later onset of disease face disruptive night-time seizures, often with cognitive and psychiatric comorbidities. General antiepileptic drugs have limited benefit in patients with this genetic epilepsy and are often associated with debilitating side effects. There are currently no approved therapies for KCNT1+ epilepsy.

FINAL

About Jazz Pharmaceuticals Jazz Pharmaceuticals plc (Nasdaq: JAZZ) is a global biopharma company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with rare disease — often with limited or no therapeutic options. We have a diverse portfolio of medicines, including leading therapies addressing epilepsies, cancers and sleep disorders. Our patient-focused and science-driven approach powers pioneering research and development advancements across our robust pipeline of innovative therapeutics. Jazz is headquartered in Dublin, Ireland with research and development laboratories, manufacturing facilities and employees in multiple countries committed to serving patients worldwide. Please visit www.jazzpharmaceuticals.com for more information.

About Actio Biosciences

Actio Biosciences is a clinical-stage biotechnology company advancing the translation of genetic insights into novel small molecule precision medicines. The company applies deep expertise in Mendelian genetics, drug discovery and data science to identify targets whose biology underlies rare diseases with high unmet need and hold promise for the treatment of more prevalent indications. By precisely targeting the root causes of rare diseases, Actio generates biological insights to enable expansion of development into more prevalent indications. The company is advancing two clinical-stage programs: ABS-1230 for the treatment of KCNT1-related epilepsy, and ABS-0871 for the treatment of Charcot-Marie-Tooth disease type 2C including other TRPV4-related neuromuscular disorders (collectively, CMT2C). Actio will also pursue development of both programs in more prevalent indications such as additional genetic epilepsies for ABS-1230 and overactive bladder for ABS-0871. In addition, the company has launched a third program for a rare genetic epilepsy with indication expansion potential in a common central nervous system disorder. For more information, please visit ActioBiosciences.com and follow the company on LinkedIn and X.

Cautionary Note Concerning Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Jazz and its subsidiaries, including statements regarding Jazz’s proposed acquisition of the Company, the anticipated timing of the closing of the proposed acquisition, the prospective benefits of the proposed acquisition, and the potential of ABS-1230 for the treatment of KCNT1-Related Epilepsy. These statements, which represent Jazz’s current expectations or beliefs concerning various future events, may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Actual results could differ materially from those anticipated in these forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the Merger; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; uncertainties related to the achievement of the Development Milestone and the Sales Milestones; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed acquisition; the risk of disruption to Jazz’s or the Company’s business; the effects of the transaction on relationships with employees, customers, suppliers, or other business partners; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials; the time-consuming and uncertain regulatory approval process; the risk of litigation or regulatory actions related to the proposed acquisition, including pending litigation involving the Company; the successful completion of the Spin-Out Transactions prior to closing; the receipt of stockholder approval on the terms contemplated by the Merger Agreement; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to Jazz’s or the Company’s business operations and financial results; and other risks and uncertainties affecting Jazz, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz’s filings and reports with the U.S. Securities and Exchange

FINAL

Commission, including Jazz’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Any forward-looking statements are made based on the current beliefs and judgments of Jazz’s management, and the reader is cautioned not to rely on any forward-looking statements made by Jazz. Except as required by law, Jazz does not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

###

Jazz Contacts:

Media: CorporateAffairsMediaInfo@jazzpharma.com; Ireland +353 1 637 2141; U.S. +1 215 867 4948

Investor: InvestorInfo@jazzpharma.com; Ireland +353 1 634 3211; U.S. +1 650 496 2717

Actio Biosciences Contacts:

Media

Katie Engleman, 1AB

katie@1abmedia.com

Investor:

Renee Leck, THRUST

renee@thrustsc.com